INSURED PERSON   RICHARD ROE

POLICY OWNER     RICHARD ROE                        [GRAPHIC OMITTED]

POLICY NUMBER    XX XXX XXX                         VARIABLE LIFE
                                                    INSURANCE POLICY

                     AXA EQUITABLE LIFE INSURANCE COMPANY
      HOME OFFICE: 1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104
                                (800) 777-6510

WE AGREE to pay the Insurance Benefit of this policy and to provide its other benefits and rights in accordance with its provisions. You can, within limits:
   o  make premium payments at any time and in any amount;
   o  change the face amount of insurance or the death benefit option;
   o change the allocation of net premiums and deductions among your investment options; and
   o  transfer amounts among your investment options.

THIS POLICY IS GUARANTEED NOT TO LAPSE DURING THE NO LAPSE GUARANTEE PERIOD SHOWN ON PAGE 3, PROVIDED THAT PREMIUMS ARE PAID IN ACCORDANCE WITH THE NO LAPSE GUARANTEE PROVISION AND ANY OUTSTANDING POLICY LOAN AND ACCRUED LOAN INTEREST DO NOT EXCEED THE POLICY ACCOUNT VALUE.

All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

We put your net premiums into your Policy Account. You may allocate them to one or more investment funds of our Separate Account(s) (SA) or to our Guaranteed Interest Account (GIA).

THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN AN INVESTMENT FUND OF OUR SA WILL VARY UP OR DOWN DEPENDING ON THE UNIT VALUE OF SUCH INVESTMENT FUND, WHICH IN TURN DEPENDS ON THE INVESTMENT PERFORMANCE OF THE SECURITIES HELD BY THAT FUND. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY ACCOUNT.

The portion of your Policy Account that is in our GIA will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than the minimum guaranteed interest rate shown on Page 3 of this policy.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS, AND MAY INCREASE OR DECREASE. SEE THE "BASE POLICY DEATH BENEFIT" PROVISION FOR A DESCRIPTION OF THE VARIABLE DEATH BENEFIT.

RIGHT TO EXAMINE POLICY. YOU MAY EXAMINE THIS POLICY AND IF FOR ANY REASON YOU ARE NOT SATISFIED WITH IT, YOU MAY CANCEL IT BY RETURNING THIS POLICY WITH A WRITTEN REQUEST FOR CANCELLATION TO OUR ADMINISTRATIVE OFFICE OR TO THE AGENT WHO SOLD IT TO YOU BY THE 10TH DAY AFTER YOU RECEIVE IT. IF YOU DO THIS, WE WILL REFUND THE PREMIUMS THAT WERE PAID MINUS ANY OUTSTANDING POLICY LOAN AND ACCRUED LOAN INTEREST. THE POLICY SHALL BE VOID FROM THE BEGINNING AND THE PARTIES SHALL BE IN THE SAME POSITION AS IF NO POLICY HAD BEEN ISSUED.

READ YOUR POLICY CAREFULLY. It is a legal contract between you and AXA Equitable Life Insurance Company.

THIS IS A FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY. THE INSURANCE BENEFIT IS PAYABLE UPON THE DEATH OF THE INSURED PERSON WHILE THIS POLICY IS IN FORCE. YOU MAY PAY PREMIUMS WHILE THE INSURED PERSON IS LIVING AND IS NOT YET ATTAINED AGE 121. THE VALUES PROVIDED BY THIS POLICY ARE BASED ON DECLARED INTEREST RATES AND ON THE UNIT VALUES OF THE INVESTMENT FUNDS OF A SEPARATE ACCOUNT, WHICH IN TURN DEPEND ON THE INVESTMENT PERFORMANCE OF THE SECURITIES HELD BY SUCH INVESTMENT FUNDS. THEY ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. THIS IS A NON-PARTICIPATING POLICY.


[GRAPHIC OMITTED]                        [GRAPHIC OMITTED]
Christopher M. Condron,                  Karen Field Hazin, Vice President,
Chairman of the Board,                   Secretary and Associate General Counsel
President and Chief Executive Officer


10-100

Contents
--------
                                            How Benefits are Paid 17
Policy Information 3
                                            Other Important Information 17
Table of Maximum Monthly Cost of
Insurance Rates per $1,000 of Base Policy
Net Amount at Risk 4

Those Who Benefit from this Policy 5

The Insurance Benefit We Pay 5
                                            IN THIS POLICY:
Changing the Face Amount of the Base        ---------------
Policy or Changing  the Death Benefit       "We," "our" and "us" mean AXA Equitable   ADMINISTRATIVE OFFICE:
Option 7                                    Life Insurance Company.                   ----------------------

The Premiums You Pay 7                      "You" and "your" mean the owner of this   The address of our Administrative
                                            policy at the time an owner's right is    Office is shown on Page 3. You
Your Policy Account and How it              exercised.                                should send correspondence to that
Works 10                                                                              office. Premium payments should be
                                            Unless otherwise stated, all references   sent to the address listed on your
Your Investment Options 10                  to interest in this policy are            billing notice.
                                            effective annual rates of interest.
The Value of Your Policy Account 12
                                            Attained age means age on the birthday
The Cash Surrender Value of                 nearest to the beginning of the current
this Policy 13                              policy year.
                                                                                      Copies of the application for this
How a Loan Can Be Made 15                                                             policy and any additional benefit
                                                                                      riders are attached to the policy.
Our Separate Account(s) (SA) 16

Our Annual Report to You 17

                                 INTRODUCTION

The premiums you pay, after deductions are made in accordance with the Table of Maximum Deductions from Premium Payments in the "Policy Information" section of this policy, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment funds of our SA or to our GIA.

The investment funds of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

Our GIA earns interest at rates we declare. The principal, after deductions, is guaranteed.

If death benefit Option A is in effect, the death benefit is the base policy face amount and the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B is in effect, the death benefit is the base policy face amount plus the amount in your Policy Account. The amount of the death benefit is variable. Under either option, the death benefit will never be less than a percentage of your Policy Account as stated in the "Base Policy Death Benefit" provision.

This policy is guaranteed not to lapse during the No Lapse Guarantee period shown on Page 3 provided that premiums are paid in accordance with the No Lapse Guarantee provision and any outstanding policy loan and accrued loan interest do not exceed the Policy Account Value.

The Insurance Benefit of this policy is payable upon the death of the insured person while the policy is in force.

We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy and the cost of any benefits provided by riders to this policy. If you give up this policy for its Net Cash Surrender Value or reduce the base policy face amount, we may deduct a surrender charge from your Policy Account.

This is only a summary of what this policy provides. You should read all of it carefully. Its terms govern your rights and our obligations.

10-100

                               POLICY INFORMATION

INSURED PERSON     [RICHARD ROE] 1

POLICY OWNER       [RICHARD ROE] 1

FACE AMOUNT
OF BASE POLICY     [$100,000] 1

DEATH BENEFIT      [OPTION A]  1                       SEPARATE ACCOUNT[ FP] 10

POLICY NUMBER      [XX XXX XXX] 1                      ISSUE AGE [35] 1

BENEFICIARY        [MARGARET ROE] 1                    SEX [MALE] 1

REGISTER  DATE     [APRIL 1, 2010] 1     RATING CLASS: [STANDARD
                                                       NON-TOBACCO USER] 1

DATE OF ISSUE      [APRIL 1, 2010] 1


THE LIFE INSURANCE QUALIFICATION TEST IS THE  [GUIDELINE PREMIUM TEST]  2

THE MINIMUM BASE POLICY FACE AMOUNT IS [$100,000.] 3

A MINIMUM INITIAL PREMIUM PAYMENT OF [$199.74] 4 IS DUE ON OR BEFORE DELIVERY OF THE POLICY. EACH PREMIUM PAYMENT THEREAFTER MUST BE AT LEAST [$50.00]. 5

THE PLANNED PERIODIC PREMIUM OF [$200.00] 6 IS PAYABLE [QUARTERLY.] 7

THE MINIMUM GUARANTEED INTEREST RATE WE CREDIT TO OUR GIA IS 2% PER YEAR.

THE NO LAPSE GUARANTEE PERIOD IS [20] 8 YEARS FROM THE REGISTER DATE. SEE THE NO LAPSE GUARANTEE PROVISION.

THE NO LAPSE GUARANTEE ACCUMULATION RATE: [NONE].  9

SEE PAGE 3-CONTINUED FOR THE TABLE OF GUARANTEE PREMIUMS.

THE MAXIMUM AGE FOR A BASE POLICY FACE AMOUNT INCREASE IS ATTAINED AGE [85] OF THE INSURED PERSON. THE MAXIMUM AGE MAY VARY BASED ON THE RATING CLASS OF THE INSURED PERSON AT THE TIME OF SUCH INCREASE.



THE PLANNED PERIODIC PREMIUMS SHOWN ABOVE MAY NOT BE SUFFICIENT TO CONTINUE THE POLICY AND LIFE INSURANCE COVERAGE IN FORCE. THE PERIOD FOR WHICH THE POLICY AND COVERAGE WILL CONTINUE IN FORCE WILL DEPEND ON: (1) THE AMOUNT, TIMING AND FREQUENCY OF PREMIUM PAYMENTS; (2) CHANGES IN THE FACE AMOUNT AND THE DEATH BENEFIT OPTION; (3) CHANGES IN THE INTEREST RATES CREDITED TO OUR GIA AND THE INVESTMENT PERFORMANCE OF THE INVESTMENT FUNDS OF OUR SA INCLUDING THE VIO HOLDING ACCOUNT; (4) THE RATE OF RETURN APPLIED TO ANY SEGMENT ACCOUNT AT SEGMENT MATURITY, AND ANY MARKET VALUE ADJUSTMENT ASSOCIATED WITH A LOAN, MONTHLY DEDUCTION, OR OTHER DISTRIBUTION PRIOR TO SEGMENT MATURITY; (5) CHANGES IN THE MONTHLY DEDUCTIONS FROM YOUR POLICY ACCOUNT FOR THIS POLICY AND ANY BENEFITS PROVIDED BY RIDERS TO THIS POLICY; (6) CHANGES IN DEDUCTIONS FROM PREMIUM PAYMENTS; (7) CHANGES IN THE VIO GROWTH CAP RATES AND SEGMENT LOSS ABSORPTION THRESHOLD RATES; AND (8) LOAN AND PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL ACTIVITY.

HOWEVER, THIS POLICY IS GUARANTEED NOT TO LAPSE DURING THE NO LAPSE GUARANTEE PERIOD, SUBJECT TO THE NO LAPSE GUARANTEE PROVISION THAT IS PART OF THIS POLICY. SEE THE NO LAPSE GUARANTEE PROVISION FOR FURTHER DETAILS.


10-100-3                        PAGE 3

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

REQUESTED INCREASES AND REDUCTIONS IN BASE POLICY FACE AMOUNT MUST BE AT LEAST [$10,000] 1

[WE MAY LIMIT TRANSFERS IN A POLICY YEAR TO THE UNLOANED VALUE OF OUR GIA TO A MAXIMUM OF THE GREATER OF (a) [$500.00] OR (b) [25%] OF THE TOTAL AMOUNT IN THE VARIABLE INVESTMENT OPTIONS AT THE BEGINNING OF THE POLICY YEAR. SEE THE TRANSFERS PROVISION FOR FURTHER INFORMATION. ] 2

THE MAXIMUM AMOUNT THAT YOU MAY TRANSFER FROM THE UNLOANED VALUE OF OUR GIA TO ONE OR MORE INVESTMENT FUNDS OF OUR SA IN A POLICY YEAR IS EQUAL TO THE GREATER OF (a) [$500], (b) [25%] OF THE UNLOANED VALUE IN OUR GIA ON THE TRANSFER EFFECTIVE DATE OR (c) THE AMOUNT TRANSFERRED FROM THE UNLOANED VALUE IN OUR GIA IN THE IMMEDIATELY PRECEDING POLICY YEAR, IF ANY. 3

MINIMUM AMOUNT FOR TRANSFER FROM YOUR VALUE IN AN INVESTMENT FUND OF OUR SA OR YOUR VALUE IN OUR GIA IS [$500]. 4

MINIMUM PARTIAL CASH SURRENDER WITHDRAWAL AMOUNT IS [$500]. 5

MINIMUM LOAN AMOUNT IS [$500]. 6








                               (IL OPTIMIZER II)







10-100-3                        PAGE 3 - CONTINUED

           POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

         ____________TABLE OF ADDITIONAL BENEFIT RIDERS______________



THE ADDITIONAL BENEFIT RIDERS LISTED BELOW ARE INCLUDED IN THIS POLICY:


 VARIABLE INDEXED OPTION RIDER                                         [SEPARATE ACCOUNT 67] 1


         VARIABLE INDEX BENEFIT CHARGE
                                                                       [.75% OF THE AMOUNT TO BE TRANSFERRED FROM
                                                                       THE VIO HOLDING ACCOUNT INTO A NEW SEGMENT
                                                                       ON A SEGMENT START DATE] 2


         SEGMENT START DATE:                                           [THE 3RD FRIDAY OF EACH CALENDAR
                                                                          MONTH]   3


         SEGMENT MATURITY DATE:                                        [THE 3RD  FRIDAY OF EACH  CALENDAR  MONTH IN
                                                                       THE  CALENDAR   YEAR  NEXT   FOLLOWING   THE
                                                                       CALENDAR YEAR OF THE SEGMENT START DATE] 4



         GUARANTEED PARTICIPATION RATE:                                [100%]  5


         GUARANTEED MINIMUM GROWTH CAP RATE:                           [15% FOR SEGMENTS  ESTABLISHED  IN THE FIRST
                                                                       POLICY  YEAR;  6% FOR  SEGEMNTS  ESTABLISHED
                                                                       IN SUBSEQUENT POLICY YEARS] 6

         SEGMENT LOSS ABSORPTION THRESHOLD RATE:                       [-25%] 7

         MAXIMUM DIFFERENCE BETWEEN THE
         ANNUAL INTEREST RATE WE CREDIT AND
         THE ANNUAL LOAN INTEREST RATE WE CHARGE
         ON THE AMOUNT OF ANY LOAN DEDUCTED FROM
         A VIO SEGMENT:                                                [5%] 8


         VIO HOLDING ACCOUNT:                                          [EQ/MONEY    MARKET   VARIABLE    INVESTMENT
                                                                       OPTION - SEPARATE ACCOUNT FP] 9


         INVESTMENT FUND IF WE RESTRICT

         FUTURE ALLOCATIONS TO THE VIO:                                [EQ/MONEY MARKET VARIABLE INVESTMENT
                                                                       OPTION - SEPARATE ACCOUNT FP] 10


10-100-3                        PAGE 3 - CONTINUED

           POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

         ____________TABLE OF ADDITIONAL BENEFIT RIDERS______________


HOW THE VARIABLE INDEXED OPTION RIDER RELATES                 [IF YOU ELECT THE PAID-UP DEATH BENEFIT GUARANTEE, AND ANY
TO OTHER RIDERS OR ENDORSEMENTS ON YOUR POLICY:               SEGMENT IS IN EFFECT, THE SEGMENT VALUE WILL BE USED IN PLACE
                                                              OF THE SEGMENT ACCOUNT IN THE CALCULATION OF YOUR POLICY
                                                              ACCOUNT VALUE FOR PURPOSES OF DETERMINING THE PAID-UP DEATH
                                                              BENEFIT GUARANTEE FACE AMOUNT. ALL SEGMENTS WILL BE TERMINATED
                                                              ON THE EFFECTIVE DATE OF THE PAID-UP DEATH BENEFIT GUARANTEE
                                                              WITH CORRESPONDING MARKET VALUE ADJUSTMENTS, AND THE SEGMENT
                                                              VALUES WILL BE REALLOCATED TO CERTAIN AVAILABLE INVESTMENT
                                                              FUNDS OF OUR SA UNDER THE BASE POLICY AND TO THE UNLOANED
                                                              PORTION OF OUR GIA, AS DESCRIBED IN THE PAID-UP DEATH BENEFIT
                                                              GUARANTEE ENDORSEMENT.]


                                                              [IF THE LOAN EXTENSION ENDORSEMENT IS IN EFFECT, AND ANY
                                                              SEGMENTS ARE IN EFFECT, THE SEGMENT VALUES WILL BE USED IN
                                                              PLACE OF THE SEGMENT ACCOUNTS IN THE CALCULATION OF YOUR NET
                                                              POLICY ACCOUNT VALUE IN DETERMINING WHETHER THE POLICY WILL GO
                                                              ONTO LOAN EXTENSION. IF LOAN EXTENSION GOES INTO EFFECT, ANY
                                                              REMAINING SEGMENTS WILL BE TERMINATED ON THE EFFECTIVE DATE OF
                                                              LOAN EXTENSION WITH CORRESPONDING MARKET VALUE ADJUSTMENTS, AND
                                                              THE SEGMENT VALUES WILL BE TRANSFERRED TO THE UNLOANED PORTION
                                                              OF OUR GIA, AS DESCRIBED IN THE LOAN EXTENSION ENDORSEMENT.]


                                                              [THE SECOND PARAGRAPH OF THE "EFFECT OF ACCELERATED DEATH
                                                              BENEFIT PAYMENT ON THE POLICY" PROVISION OF THE ACCELERATED
                                                              DEATH BENEFIT RIDER IS REPLACED BY THE FOLLOWING: ADDITIONALLY,
                                                              IF YOUR POLICY IS A VARIABLE LIFE POLICY, THE PORTION OF THE
                                                              CASH SURRENDER VALUE THAT IS ON LIEN AND IS ALLOCATED TO YOUR
                                                              VALUES IN THE INVESTMENT FUNDS OF THE SEPARATE ACCOUNT (SA)
                                                              UNDER THE BASE POLICY AND THE VARIABLE INDEXED OPTION WILL BE
                                                              TRANSFERRED TO AND MAINTAINED AS PART OF THE UNLOANED PORTION
                                                              OF THE GUARANTEED INTEREST ACCOUNT (GIA). YOU MAY TELL US HOW
                                                              MUCH OF THE ACCELERATED PAYMENT IS TO BE TRANSFERRED FROM YOUR
                                                              VALUE IN EACH INVESTMENT FUND OF


10-100-3                        PAGE 3 - CONTINUED


                                                              OUR SA UNDER THE BASE POLICY AND YOUR VALUE IN THE VARIABLE
                                                              INDEXED OPTION. UNITS WILL BE REDEEMED FROM EACH INVESTMENT
                                                              FUND OF OUR SA UNDER THE BASE POLICY SUFFICIENT TO COVER THE
                                                              AMOUNT OF THE ACCELERATED PAYMENT THAT IS ALLOCATED TO IT AND
                                                              TRANSFERRED TO THE UNLOANED PORTION OF THE GIA. ANY PORTION OF
                                                              THE PAYMENT ALLOCATED TO THE VARIABLE INDEXED OPTION BASED ON
                                                              YOUR INSTRUCTIONS WILL BE DEDUCTED FROM ANY VALUE IN THE VIO
                                                              HOLDING ACCOUNT AND THE INDIVIDUAL SEGMENTS ON A PRO-RATA
                                                              BASIS, BASED ON ANY VALUE IN THE VIO HOLDING ACCOUNT AND THE
                                                              CURRENT SEGMENT VALUE OF EACH SEGMENT, AND TRANSFERRED TO THE
                                                              UNLOANED PORTION OF THE GIA. ANY PORTION OF THE PAYMENT
                                                              ALLOCATED TO AN INDIVIDUAL SEGMENT WILL CAUSE A CORRESPONDING
                                                              SEGMENT MARKET VALUE ADJUSTMENT OF THE SEGMENT ACCOUNT. IF YOU
                                                              DO NOT TELL US HOW TO ALLOCATE THE PAYMENT, OR IF WE CANNOT
                                                              ALLOCATE IT BASED ON YOUR DIRECTIONS, WE WILL ALLOCATE IT BASED
                                                              ON OUR RULES THEN IN EFFECT.] 11



                                IL OPTIMIZER II



10-100-3                        PAGE 3 - CONTINUED

           POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                          TABLE OF GUARANTEE PREMIUMS



                BENEFITS                                MONTHLY PREMIUM                            PREMIUM PERIOD
                ---------                               ---------------                            --------------

NO LAPSE GUARANTEE                                          [$74.55]  1                             [20] YEARS 2











YOU CAN, WITHIN LIMITS, MAKE PREMIUM PAYMENTS AT ANY TIME AND IN ANY AMOUNT. HOWEVER, THE MONTHLY PREMIUMS SHOWN ABOVE ARE USED TO DETERMINE WHETHER THE NO LAPSE GUARANTEE BENEFIT IS IN EFFECT AS DESCRIBED IN THE "GRACE PERIOD" PROVISION.



IF THE NET POLICY ACCOUNT VALUE AT THE TERMINATION OF THE NO LAPSE GUARANTEE PERIOD SHOWN ABOVE IS NOT SUFFICIENT TO COVER TOTAL MONTHLY DEDUCTIONS DUE AT THAT TIME, THIS POLICY WILL TERMINATE WITHOUT VALUE UNLESS AN ADDITIONAL PAYMENT IS MADE.






                                (IL OPTIMIZER II)



10-100-3                        PAGE 3 - CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                TABLE OF MAXIMUM DEDUCTIONS FROM PREMIUM PAYMENTS

  PREMIUM CHARGE:

         WE DEDUCT AN AMOUNT NOT TO EXCEED 6% FROM EACH PREMIUM PAYMENT.











                  ADMINISTRATIVE OFFICE:

                                           AXA EQUITABLE LIFE INSURANCE COMPANY

                                                [NATIONAL OPERATIONS CENTER

                                             10840 BALLANTYNE COMMONS PARKWAY

                                                    CHARLOTTE, NC 28277

                                                      (800) 777-6510]







                                                     (IL OPTIMIZER II)





10-100-3                        PAGE 3 -CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX TABLE OF MAXIMUM MONTHLY DEDUCTIONS FROM YOUR POLICY ACCOUNT

         BENEFITS                                                                                                         PERIOD
         --------                                                                                                         ------
BASE POLICY COST OF      MAXIMUM MONTHLY COST OF INSURANCE RATE FOR THE BASE POLICY (SEE PAGE 4) TIMES THOUSANDS OF     1[86] YEARS
INSURANCE CHARGE         BASE POLICY NET AMOUNT AT RISK.


VARIABLE INDEX SEGMENT   AN AMOUNT NOT TO EXCEED [.1375%]2 EACH POLICY MONTH OF EACH SEGMENT ACCOUNT WHILE ANY           ALL YEARS
ACCOUNT CHARGE           SEGMENT IS IN EFFECT.


MORTALITY AND EXPENSE    AN AMOUNT NOT TO EXCEED 0.08333% EACH POLICY MONTH DURING THE FIRST TEN POLICY YEARS,
RISK CHARGE              AND ALL YEARS RISK CHARGE THEREAFTER AN AMOUNT NOT TO EXCEED 0.04166% EACH POLICY MONTH
                         OF THE AMOUNT OF YOUR POLICY ACCOUNT THAT IS THEN ALLOCATED TO THE INVESTMENT
                         FUNDS OF OUR SEPARATE ACCOUNT, INCLUDING THE VIO HOLDING ACCOUNT AND VIO SEGMENT ACCOUNTS.

ADMINISTRATIVE           EACH POLICY MONTH DURING THE FIRST POLICY YEAR: [$0.11]3 FOR EACH $1,000 OF INITIAL BASE         1 YEAR
CHARGE                   POLICY FACE AMOUNT PLUS $15.00.


                         EACH POLICY MONTH DURING THE SECOND AND SUBSEQUENT POLICY YEARS, [$0.11]3 FOR EACH $1,000      1[85] YEARS
                         OF INITIAL BASE POLICY FACE AMOUNT PLUS AN AMOUNT NOT TO EXCEED $10.00.

                         EACH POLICY YEAR FOLLOWING AN APPROVED REQUESTED FACE AMOUNT INCREASE, WE DEDUCT               TO ATTAINED
                         AT THE BEGINNING OF EACH POLICY MONTH A FIXED AMOUNT FOR EACH $1,000 OF FACE AMOUNT            AGE 121 AS
                         INCREASE THAT EXCEEDS THE PREVIOUS HIGHEST FACE AMOUNT. THIS AMOUNT IS DETERMINED              MEASURED
                         BASED ON THE ATTAINED  AGE OF THE INSURED PERSON ON THE EFFECTIVE DATE OF                      FROM THE
                         THE INCREASE AS SHOWN IN THE FOLLOWING TABLE. CHANGES IN THE BASE POLICY FACE                  EFFECTIVE
                         AMOUNT RESULTING FROM A CHANGE IN DEATH BENEFIT OPTION WILL NOT BE CONSIDERED IN               DATE OF
                         COMPUTING THE PREVIOUS HIGHEST FACE AMOUNT.                                                    INCREASE,IF
                                                                                                                        APPLICABLE

         -------------------------------------------------------------------------------------------------
         Attained Age              Rate per $1,000    Attained Age           Rate per $1,000
         -------------------------------------------------------------------------------------------------
         0-29                           $0.09         55                                  $0.21
         -------------------------------------------------------------------------------------------------
         30-36                           0.11         56                                  0.22
         -------------------------------------------------------------------------------------------------
         37-38                           0.12         57                                  0.23
         -------------------------------------------------------------------------------------------------
         39-41                           0.13         58                                  0.24
         -------------------------------------------------------------------------------------------------
         42-43                           0.14         59                                  0.25
         -------------------------------------------------------------------------------------------------
         44-45                           0.15         60                                  0.27
         -------------------------------------------------------------------------------------------------
         46-47                           0.16         61                                  0.28
         -------------------------------------------------------------------------------------------------
         48-49                           0.17         62                                  0.29
         -------------------------------------------------------------------------------------------------
         50                              0.18         63                                  0.30
         -------------------------------------------------------------------------------------------------
         51-52                           0.19         64                                  0.32
         -------------------------------------------------------------------------------------------------
         53-54                           0.20         65+                                 0.34
         -------------------------------------------------------------------------------------------------
                                             (IL OPTIMIZER II)

          .

10-100-3                        PAGE 3 - CONTINUED

             POLICY INFORMATION CONTINUED - POLICY NUMBER XX XXX XXX

 ______________ TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES _____________

                  PER $1,000 OF BASE POLICY NET AMOUNT AT RISK

       INSURED                                    INSURED                                    INSURED
      PERSON'S                                   PERSON'S                                   PERSON'S
    ATTAINED AGE              RATE             ATTAINED AGE             RATE              ATTAINED AGE              RATE
    ------------              -----            ------------             -----             ------------              ----

         [35                 0.09083                65                 1.29833                 95                 25.57250
         36                  0.09583                66                 1.42833                 96                 27.43167
         37                  0.10000                67                 1.56000                 97                 29.45750
         38                  0.10750                68                 1.70333                 98                 31.67250
         39                  0.11417                69                 1.85083                 99                 34.09917

         40                  0.12167                70                 2.03083                 100                36.77083
         41                  0.13167                71                 2.23167                 101                38.95083
         42                  0.14417                72                 2.49667                 102                41.33500
         43                  0.15833                73                 2.77750                 103                43.94583
         44                  0.17500                74                 3.07333                 104                46.81250

         45                  0.19417                75                 3.39833                 105                49.92500
         46                  0.21250                76                 3.75333                 106                53.36250
         47                  0.23250                77                 4.16833                 107                57.17333
         48                  0.24417                78                 4.65417                 108                61.41833
         49                  0.25750                79                 5.21917                 109                66.17250

         50                  0.27667                80                 5.83917                 110                71.52917
         51                  0.29917                81                 6.55083                 111                77.61667
         52                  0.33000                82                 7.29750                 112                83.33250
         53                  0.36333                83                 8.10917                 113                83.33250
         54                  0.40667                84                 9.01667                 114                83.33250

         55                  0.45917                85                10.04167                 115                83.33250
         56                  0.51250                86                11.19167                 116                83.33250
         57                  0.57083                87                12.46500                 117                83.33250
         58                  0.62000                88                13.84917                 118                83.33250
         59                  0.67750                89                15.33333                 119                83.33250

         60                  0.74583                90                16.90833                 120                83.33250
         61                  0.83000                91                18.41583            121 AND ABOVE           00.00000]
         62                  0.93250                92                20.01500
         63                  1.04833                93                21.73333
         64                  1.16917                94                23.58500




                               (IL OPTIMIZER II)


10-100-4                           PAGE 4

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX
          ________________ TABLE OF SURRENDER CHARGES ________________
                     FOR THE INITIAL BASE POLICY FACE AMOUNT


          BEGINNING OF                                                     BEGINNING OF
           POLICY YEAR                        CHARGE                        POLICY YEAR                       CHARGE
           -----------                        ------                        -----------                       ------

                1                           [$1,661.00                           6                          [$1,364.30
                2                            1,649.04                            7                           1,245.25
                3                            1,633.56                            8                           1,067.75
                4                            1,579.76                            9                            863.82
                5                            1,474.16]                          10                            570.95
                                                                        11th year and later                  000.00]





A SURRENDER CHARGE WILL BE DEDUCTED FROM YOUR POLICY ACCOUNT IF THIS POLICY IS GIVEN UP FOR ITS NET CASH SURRENDER VALUE WITHIN THE FIRST TEN POLICY YEARS. THE SURRENDER CHARGE IN THE FIRST POLICY MONTH OF EACH POLICY YEAR IS SHOWN IN THE TABLE ABOVE. THE SURRENDER CHARGE DECLINES UNIFORMLY IN EQUAL MONTHLY AMOUNTS WITHIN EACH POLICY YEAR UNTIL IT REACHES ZERO IN THE TWELFTH MONTH OF POLICY YEAR TEN.

THIS TABLE ASSUMES NO FACE AMOUNT INCREASES. ADDITIONAL SURRENDER CHARGES MAY APPLY FOR CERTAIN FACE AMOUNT INCREASES. SEE THE "SURRENDER CHARGES" PROVISION OF THIS POLICY FOR A DESCRIPTION OF CHANGES TO SURRENDER CHARGES FOR FACE AMOUNT INCREASES.

IF THE BASE POLICY FACE AMOUNT IS REDUCED WITHIN THE FIRST TEN POLICY YEARS OR WITHIN TEN YEARS FOLLOWING A FACE AMOUNT INCREASE, A SURRENDER CHARGE WILL BE DEDUCTED FROM YOUR POLICY ACCOUNT. SEE THE "SURRENDER CHARGES" PROVISION OF THIS POLICY FOR A DESCRIPTION OF THE SURRENDER CHARGE DEDUCTED FOR A FACE AMOUNT REDUCTION.








                                (IL OPTIMIZER II)



10-100-4                        PAGE 4 - CONTINUED

           POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX
             ________________ TABLE OF PERCENTAGES ________________

 INSURED PERSON'S ATTAINED AGE             PERCENTAGE            INSURED PERSON'S ATTAINED AGE            PERCENTAGE
 -----------------------------             ----------            -----------------------------            ----------

          40 and under                         250%                            61                             128%

               41                              243                             62                             126

               42                              236                             63                             124

               43                              229                             64                             122

               44                              222                             65                             120

               45                              215                             66                             119

               46                              209                             67                             118

               47                              203                             68                             117

               48                              197                             69                             116

               49                              191                             70                             115

               50                              185                             71                             113

               51                              178                             72                             111

               52                              171                             73                             109

               53                              164                             74                             107

               54                              157                           75-90                            105

               55                              150                             91                             104

               56                              146                             92                             103

               57                              142                             93                             102

               58                              138                        94 and above                        101

               59                              134

               60                              130



Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"), gives a definition of life insurance which limits the amounts that may be paid into a life insurance policy relative to the benefits it provides. Even if this policy states otherwise, at no time will the "future benefits" under this policy be less than an amount such that the "premiums paid" do not exceed the Code's "guideline premium limitations." We may adjust the amount of premium paid to meet these limitations. Also, at no time will the "death benefit" under the policy be less than the "applicable percentage" of the "cash surrender value" of the policy. The above terms are as defined in the Code. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes --Applicable Tax Law" for more information.


                                (IL OPTIMIZER II)



10-100-4GPT                     PAGE 4 - CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

             ________________ TABLE OF PERCENTAGES ________________

  INSURED PERSON'S                           INSURED PERSON'S                         INSURED PERSON'S
    ATTAINED AGE           PERCENTAGE         ATTAINED AGE          PERCENTAGE          ATTAINED AGE           PERCENTAGE
    ------------           ----------        ------------           ----------          ------------           ----------
        [35                   488.8%               55                 248.8%                75                   145.9%
         36                   471.9                56                 241.1                 76                   142.8
         37                   455.7                57                 233.8                 77                   139.9
         38                   440.0                58                 226.9                 78                   137.2
         39                   424.9                59                 220.2                 79                   134.6

         40                   410.4                60                 213.7                 80                   132.2
         41                   396.3                61                 207.5                 81                   129.9
         42                   382.8                62                 201.7                 82                   127.8
         43                   369.9                63                 196.1                 83                   125.8
         44                   357.4                64                 190.8                 84                   123.9

         45                   345.5                65                 185.7                 85                   122.1
         46                   334.1                66                 180.9                 86                   120.5
         47                   323.1                67                 176.3                 87                   119.0
         48                   312.6                68                 171.9                 88                   117.6
         49                   302.4                69                 167.7                 89                   116.3

         50                   292.6                70                 163.6                 90                   115.1
         51                   283.1                71                 159.7                 91                   114.0
         52                   274.0                72                 156.0                 92                   113.0
         53                   265.2                73                 152.4                 93                   112.0
         54                   256.8                74                 149.1                 94                   110.9

                                                                                            95                   109.8
                                                                                            96                   108.7
                                                                                            97                   107.3
                                                                                            98                   105.6
                                                                                            99                   103.3

                                                                                        100 AND ABOVE            101.0]

This policy is designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"). Accordingly, even if this policy states otherwise, at no time will the death benefits under the policy be less than the cash surrender value of the policy, divided by the net single premium per dollar of insurance which would have to be paid at such time to fund such benefits consistent with the definition of such terms in the Code. At no time will the "death benefit" under the policy be less than the applicable percentage of the "cash surrender value" of the policy. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes - Applicable Tax Law" for more information.



 (NOTE: THIS IS THE POLICY INFORMATION PAGE THAT WILL BE GENERATED IF THE CASH
                 VALUE ACCUMULATION TEST IS SELECTED AT ISSUE)







                                (IL OPTIMIZER II)



10-100-4CVAT                    PAGE 4 - CONTINUED

--------------------------------------------------------------------------------
THOSE WHO BENEFIT FROM THIS POLICY


OWNER. The owner of this policy is the insured person unless otherwise stated in the application, or later changed. Changes in the Owner, unless otherwise specified by you, shall take effect on the date the notice of change is signed by you, subject to any payments made or other actions taken by us prior to receipt of this notice.

As the owner, you are entitled to exercise all the rights of this policy while the insured person is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy. If there are multiple owners, consent of all owners is required to exercise the rights in this policy.


BENEFICIARY. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the insured person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the insured person, we will pay the Insurance Benefit to the insured person's surviving children in equal shares. If none survive, we will pay the insured person's estate.

CHANGING THE OWNER OR BENEFICIARY. While the insured person is living, you may change the owner or beneficiary by written notice in a form satisfactory to us. You can get such a form from your agent or by writing to us at our Administrative Office. The change will take effect on the date you sign the notice, unless otherwise specified by you, except that it will not apply to any payment we make or other action we take before we receive the notice in our Administrative Office.

ASSIGNMENT. You may assign this policy; however, we will not be bound by an assignment unless we have received it in writing at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee. The assignment, unless otherwise specified by you, will take effect on the date you sign the assignment notice, except that it will not apply to any payment we make or other action we take before we receive the notice in our Administrative Office.

--------------------------------------------------------------------------------
THE INSURANCE BENEFIT WE PAY

We will pay the Insurance Benefit of this policy to the beneficiary upon the death of the insured person when we receive at our Administrative Office (1) proof that the insured person died while this policy was in force; (2) proof of interest of the claimant; and (3) all other requirements we deem necessary. The Insurance Benefit includes the following amounts, which we will determine as of the date of death of the insured person:

o    the death benefit described in the "Base Policy Death Benefit" provision;

o PLUS any other benefits then due from riders to this policy, which are payable to the base policy beneficiary;

o    MINUS any outstanding policy loan and accrued interest, or liens;

o MINUS any overdue deductions from your Policy Account if the insured person dies during a grace period (if the insured person dies during a grace period within the No Lapse Guarantee Period, this amount will be the lesser of the overdue deductions or the amount that would have been necessary to pass the No Lapse Guarantee Premium Fund test. See the "Grace Period" provision of this policy for more information).


10-100-5                                                                  PAGE 5

We will add interest to the resulting amount in accordance with applicable law. We will compute the interest at a rate we determine, but not less than the rate required by any applicable law. Payment of the Insurance Benefit may also be affected by other provisions of this policy. See the "Other Important Information" section of this policy, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated. Additional exclusions or limitations (if any) are listed in the "Policy Information" section of this policy.


BASE POLICY DEATH BENEFIT. The death benefit of this policy will be determined under either Option A or Option B, whichever you have chosen and is in effect on the date of death of the insured person.

Under Option A, the death benefit is the greater of (a) the base policy face amount; or (b) a percentage of the amount in your Policy Account on the date of death of the insured person. Under this option, the amount of the death benefit is fixed, except when it is determined by such percentage.

Under Option B, the death benefit is the greater of (a) the base policy face amount plus the amount in your Policy Account on the date of death of the insured person; or (b) a percentage of the amount in your Policy Account on the date of death of the insured person. Under this option the amount of the death benefit is variable.

The percentages referred to above are the percentages from the "Table of Percentages" shown on Page 4-Continued of this policy for the insured person's age (nearest birthday) at the beginning of the policy year of determination.

NO LAPSE GUARANTEE. This policy is guaranteed not to lapse during the No Lapse Guarantee period shown on Page 3, if, at the beginning of each policy month the sum of premium payments, accumulated at the No Lapse Guarantee Accumulation Rate, if any, shown on Page 3, less any partial withdrawals accumulated at the No Lapse Guarantee Accumulation Rate, if any, is at least equal to the sum of the monthly No Lapse Guarantee Premium(s) and guarantee premiums for any additional benefit riders shown on Page 3-Continued, accumulated at the No Lapse Guarantee Accumulation Rate, if any, and any outstanding policy loan and accrued loan interest do not exceed the Policy Account Value. Certain policy changes after issue will change the No Lapse Guarantee Premium(s); however, they will not start a new guarantee period.

As long as the Net Policy Account Value is sufficient to cover monthly deductions, the policy will not go into default even if you do not pay premiums sufficient to maintain this guarantee. This guarantee will terminate on the date that a new insured person is substituted for the original insured person under the terms of any Substitution of Insured rider.

COVERAGE UPON REACHING ATTAINED AGE 121. If this policy is in force on the policy anniversary when the insured person reaches attained age 121, it will remain in force subject to the "How a Loan Can be Made" section of the policy. The death benefit will continue to be determined as described in the "Base Policy Death Benefit" provision. No premium payments (except as needed to keep the policy from terminating), partial withdrawals, changes in face amount or changes in death benefit option will be permitted upon reaching attained age 121 of the insured person; policy loans, loan repayments, and transfers among your investment options may continue to be made, subject to our normal rules as stated in other provisions of the policy pertaining to these items. No deductions for cost of insurance or administrative charges under the base policy will be made upon reaching attained age 121 of the insured person. Please refer to the "Policy Information" section for base policy and rider deductions that may continue after attained age 121 of the insured person.

THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE IF IT IS CONTINUED BEYOND AGE 100 OF THE INSURED PERSON AND MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. YOU SHOULD CONSULT A TAX ADVISOR PRIOR TO CONTINUING COVERAGE BEYOND THAT TIME.


10-100-5                                                                  PAGE 6

--------------------------------------------------------------------------------
CHANGING THE FACE AMOUNT OF THE BASE POLICY OR CHANGING THE DEATH BENEFIT
OPTION.

You may change the face amount of the base policy or change the death benefit option by written request to us at our Administrative Office, subject to the following conditions:

1. You may, starting in the second policy year, ask us to increase the base policy face amount while the insured person is not more than the maximum age shown on Page 3 of this policy. Any requested increase must be for at least the amount shown on Page 3-Continued of this policy. You must provide evidence satisfactory to us of the insurability of the insured person. We will decline your request if the insured person does not qualify for the increase subject to our underwriting rules then in effect. If you increase the base policy face amount, an additional ten year surrender charge may apply to that increase; see the "Surrender Charges" provision for more information.

2. You may, starting in the third policy year, ask us to reduce the base policy face amount while the insured person is less than attained age 121, but not to less than the minimum base policy face amount shown on Page 3 of this policy. Any such reduction in the base policy face amount must be for at least the amount shown on Page 3-Continued of this policy. If you reduce the base policy face amount before the end of the tenth policy year, or within ten years following a base policy face amount increase, we will deduct a proportionate amount of any applicable surrender charge from your Policy Account; see the "Surrender Charges" provision for more information.

3. You may request a change in your death benefit option while the insured person is less than attained age 121. You may, starting in the third policy year, request a change to death benefit Option B. You may, starting in the sixth policy year, request a change to death benefit Option A. If you ask us to change from Option A to Option B, we will decrease the base policy face amount by the amount in your Policy Account on the date the change takes effect. However, we will decline to make such change if it would reduce the base policy face amount to less than the minimum base policy face amount shown of Page 3 of this policy. If you ask us to change from Option B to Option A, we will increase the base policy face amount by the amount in your Policy Account on the date the change takes effect. Such decreases and increases in the base policy face amount are made so that the death benefit remains the same on the date the change takes effect. .

4. The change will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request.

5. We reserve the right to decline to make any change that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us. We also reserve the right to decline any change that may cause this policy to lose its ability to be tested for Federal income tax purposes under the 2001 Commissioners Standard Ordinary mortality tables. See "Policy Changes -Applicable Tax Law" provision for more information.

6. You may ask for a change by completing an application for change, which you can get from your agent or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new "Policy Information" section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return this policy to our Administrative Office to make a policy change.


--------------------------------------------------------------------------------
THE PREMIUMS YOU PAY

The minimum initial premium payment shown in the "Policy Information" section is due on or before delivery of this policy. No insurance will take effect before a premium at least equal to the minimum initial premium is paid. Other premiums may be paid at our Administrative Office at any time while this policy is in force and the age of the insured person is less than attained age
121. We will furnish you with a premium receipt, signed by one of our officers, upon request.


10-100-7                                                                  PAGE 7

We will send premium notices to you for the planned periodic premium (this is the amount for which you asked us to bill you) shown in the "Policy Information" section. You may skip planned periodic premium payments. However, this may adversely affect the duration of the death benefit and your policy's values. We will assume that any payment you make to us is a premium payment, unless you tell us in writing that it is a loan repayment, and except as described in the "Grace Period" provision of this policy.

If you stop paying premiums, insurance coverage will continue for as long as the Net Policy Account Value is sufficient to cover the monthly deductions described in the "Monthly Deductions" provision, with a further extension of coverage as described in the "Grace Period" provision.

LIMITS. Each premium payment after the initial one must be at least the amount shown on Page 3 of the policy. We may increase this minimum limit 90 days after we send you written notice of such increase. We reserve the right to limit the amount of any premium payments you may make if they would immediately result in more than a dollar for dollar increase in the death benefit (which would happen if the death benefit is determined as a percentage of the Policy Account, as described in the "Base Policy Death Benefit" provision), unless you provide satisfactory evidence of insurability of the insured person and it would not cause this policy to lose its ability to be tested for Federal income tax purposes under the 2001 Commissioners Standard Ordinary mortality tables.

We also reserve the right not to accept premium payments or to return excess amounts that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us, unless they are necessary to continue coverage.

GRACE PERIOD. At the beginning of each policy month, we compare the Net Policy Account Value (this is equal to the amount in your Policy Account minus any outstanding policy loan and accrued loan interest) to the total monthly deductions described in the "Monthly Deductions" provision. If the Net Policy Account Value is sufficient to cover the total monthly deductions, this policy is not in default.

If the Net Policy Account Value at the beginning of any policy month is not sufficient to cover the total monthly deductions, during the No Lapse Guarantee period, we will perform the following calculations to determine whether the policy is in default:

     1. Determine the No Lapse Guarantee Premium fund. The No Lapse Guarantee Premium fund for any policy month is the accumulation of all the monthly no lapse guarantee premiums and guarantee premiums for any additional benefit riders, shown on Page 3-Continued, accumulated at the No Lapse Guarantee Accumulation Rate, if any, shown on Page 3, from the Register Date of the policy up to that month.

     2. Determine the actual premium fund. The actual premium fund for any policy month is the accumulation of all the premiums received, accumulated at the No Lapse Guarantee Accumulation Rate, if any, minus all withdrawals, accumulated at the No Lapse Guarantee Accumulation Rate, if any, from the Register Date of the policy up to that month.

     3. If the result in Step 2 is greater than or equal to the result in Step 1, and any outstanding loan and accrued loan interest do not exceed the Policy Account Value, the policy is not in default. The guarantee will be in effect and monthly deductions will be taken up to the amount in the Policy Account.

     4. If the result in Step 2 is less than the result in Step 1, or if the result in Step 2 is greater than or equal to the result in Step 1 and any outstanding policy loan and accrued loan interest exceeds the Policy Account Value, the policy is in default as of the first day of that policy month. This is the date of default.

If the No Lapse Guarantee is no longer in effect, the calculations described above are not performed. In that case, if the Net Policy Account Value at the beginning of any policy month is less than the monthly deductions for that month, the policy is in default as of the first day of such policy month.


10-100-7                                                                  PAGE 8

If the policy is in default, we will send you and any assignee on our records at the last known addresses written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due.

The payment required will be an amount sufficient to increase the Net Policy Account Value to cover all monthly deductions for 3 months, calculated assuming no interest or investment performance was credited to or charged against the Policy Account and no policy changes were made. However, if default occurs during the No Lapse Guarantee period, the payment required will not be greater than the sum of (1) the premium amount, if any, necessary to pass the No Lapse Guarantee Premium Fund Test as described above, and (2) the loan repayment amount necessary to repay any outstanding policy loan and accrued loan interest.

If we do not receive such amount at our Administrative Office before the end of the grace period, we will then (1) withdraw and retain any amount in your Policy Account; and (2) send a written notice to you and any assignee on our records at the last known addresses stating that this policy has ended without value.

If we receive the requested amount before the end of the grace period, it will be treated as a loan repayment to the extent that it is less than or equal to any outstanding policy loan and accrued loan interest. The remainder of the payment, if any, will be treated as a premium payment. If your Net Policy Account Value is still insufficient to cover total monthly deductions, we will send a written notice that a new 61 day grace period has begun and request an additional payment.

If the insured person dies during a grace period, we will pay the Insurance Benefit as described on Page 5.

RESTORING YOUR POLICY BENEFITS. If this policy has ended without value and was not given up for its Net Cash Surrender Value, you may restore policy benefits while the insured person is alive. In order to restore benefits, you must:

     1. Ask for restoration of policy benefits within 3 years from the end of the grace period; and

     2. Provide evidence of insurability satisfactory to us; and

     3. Make the required payment. The required payment will be an amount sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of restoration; and (ii) the premium charge. We will determine the amount of the required payment as if no interest or investment performance was credited to or charged against your Policy Account.

We will not restore the policy unless the insured person is alive on the effective date of policy restoration. The effective date of the restoration of policy benefits will be the beginning of the policy month which coincides with or next follows the date we approve your request. We will deduct the premium charge from the required payment. Your Policy Account on the date of restoration will be equal to the balance of the required payment.

We will start to make monthly deductions again as of the effective date of restoration. The schedule of surrender charges that was applicable on the date of default will also be applicable to the restored policy. Any remaining No Lapse Guarantee period as measured from the policy Register Date will not be restored if this policy is restored.


We reserve the right to decline to restore this policy if it would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us. We also reserve the right to decline a restoration that may cause this policy to lose its ability to be tested for Federal income tax purposes under the 2001 Commissioners Standard Ordinary mortality tables. See "Policy Changes -Applicable Tax Law" provision for more information.


10-100-9                                                                  PAGE 9

--------------------------------------------------------------------------------
YOUR POLICY ACCOUNT AND HOW IT WORKS

PREMIUM PAYMENTS. When we receive your premium payments, we deduct the premium charge(s) shown in the Table of Maximum Deductions from Premium Payments in the "Policy Information" section of this policy and any overdue monthly deductions. We put the balance (the net premium) into your Policy Account as of the date we receive the premium payment at our Administrative Office and before any deductions from your Policy Account due on that date are made. However, we will put the initial net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt. No premiums will be applied to your Policy Account until the minimum initial premium payment, as shown in the "Policy Information" section, is received at our Administrative Office.

MONTHLY DEDUCTIONS. At the beginning of each policy month we make a deduction from your Policy Account to cover the monthly administrative charge and to provide insurance coverage. If you do not submit the full minimum initial premium with your application, and the minimum initial premium is paid upon delivery, your monthly deductions commence as of the Register Date. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

o   the monthly administrative charge;

o   the monthly mortality and expense risk charge;

o   the monthly cost of insurance for the insured person; and

o   the monthly cost of any benefits provided by riders to this policy.

The monthly cost of insurance is the sum of (a) our current monthly cost of insurance rate times the net amount at risk at the beginning of the policy month divided by $1,000; plus (b) any flat extra charge shown in the "Policy Information" section. The net amount at risk at any time is the base policy death benefit (calculated as of that time) minus the amount in your Policy Account at that time.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in the "Changes in Policy Cost Factors" provision. They will never be more than those shown in the Table of Maximum Monthly Cost of Insurance Rates Per $1000 of Base Policy Net Amount at Risk on Page 4 of this policy.

No deductions for cost of insurance or administrative charges under the base policy will be made upon reaching attained age 121 of the insured person.

Please refer to the "Policy Information" section for base policy and rider deductions that may continue after attained age 121 of the insured person.

OTHER DEDUCTIONS. We also make the following other deductions from your Policy Account as they occur:

o We deduct a surrender charge if, before the end of the tenth policy year, or within ten years following a face amount increase, you give up this policy for its Net Cash Surrender Value or you reduce the base policy face amount.

o   We deduct a charge for certain transfers (see "Transfers" provision).

--------------------------------------------------------------------------------
YOUR INVESTMENT OPTIONS

ALLOCATIONS. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and deductions from it are allocated to the investment funds of our SA and to the unloaned portion of our GIA at your direction. You specified your initial premium allocation and deduction allocation percentages in your application for this policy, a copy of which is attached to this policy. Unless you change them, such percentages shall also apply to subsequent premium and deduction allocations.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of the deduction allocation percentages must each equal 100.

You may change future allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office.


10-100-9                                                                 PAGE 10

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.


TRANSFERS. Transfer requests must be in writing and delivered by U.S. mail to our Administrative Office unless we accept an alternative form of communication (such as internet or facsimile). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the policy prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you are using such services for market timing or other trading strategies that may disrupt operation of an investment fund of our SA or have a detrimental effect on the unit value of any investment fund of our SA .

We reserve the right to:

1. limit transfers among or to the investment funds of our SA to no more than once every 30 days;

2. require a minimum time period between each transfer into or out of one or more specified investment funds of our SA;

3. establish a maximum dollar amount that may be transferred by an owner on any transaction date among investment funds of our SA;

4. reject transfer requests from a person acting on behalf of multiple policy owners unless pursuant to a trading authorization agreement that we have accepted;

5. restrict or prohibit transfers in connection with the execution of instructions from an investment fund of our SA to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares;

6. impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an investment fund of our SA or may have a detrimental effect on the unit value of any investment fund of our SA or determine that you have engaged in any such strategy.

At your written request to our Administrative Office, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA or to the unloaned value of our GIA. Any such transfer will take effect on the business day we receive your written request at our Administrative Office. However, after the first two policy years and if the insured person is less than attained age 65, and provided that we are then crediting to the unloaned portion of our GIA only the minimum guaranteed interest rate shown on Page 3 of this policy, we reserve the right to limit the sum of all transfers to the unloaned value of our GIA to no more than the amount, if any, shown on Page 3-Continued of this policy. If, during a policy year, this limit becomes effective and you have already transferred to the unloaned value of our GIA an amount greater than or equal to the amount, if any, shown on Page 3-Continued of this policy, no additional transfers to the unloaned value of our GIA will be permitted for the remainder of that policy year. For purpose of determining the amount that may be transferred, we will not include any Charge Reserve Amount that is then part of the unloaned value in our GIA. You will be given advance written notice if we exercise this right.

Once during each policy year you may ask us, by written request to our Administrative Office, to transfer an amount you specify from your unloaned value in our GIA to one or more investment funds of our SA. We must receive your request within a period beginning 30 days prior to the policy anniversary and ending 60 days after the policy anniversary. A transfer request received up to 30 days prior to the policy anniversary will be effective on the anniversary. A transfer request received on or within 60 days after the policy anniversary will be effective on the date the request is received at our Administrative Office. The maximum amount that you may transfer from the uloaned value in our GIA in any policy year is shown on Page 3-Continued of this policy. In no event will we transfer more than your unloaned value in our GIA


10-100-11                                                                PAGE 11

The minimum amount that we will transfer from your value in an investment fund of our SA on any date is the lesser of the amount shown on Page 3-Continued of this policy or your value in that investment fund on that date, except as stated in the next paragraph. The minimum amount that we will transfer from your value in our GIA is the lesser of the amount shown on Page 3-Continued of this policy or your unloaned value in our GIA as of the date the transfer takes effect, except as stated in the next paragraph.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least the amount shown on Page 3-Continued of this policy.

We reserve the right to make a transfer charge up to $25.00 for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA and our GIA based on the proportion that the amount transferred from each investment fund of our SA and our GIA bears to the total amount being transferred.

If you ask us to transfer the entire amount of your value in the investment funds of our SA to our GIA, we will not make a charge for that transfer.

--------------------------------------------------------------------------------
THE VALUE OF YOUR POLICY ACCOUNT

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GIA and in the investment funds of our SA under this policy. Your Net Policy Account Value is equal to the amount in your Policy Account minus any outstanding policy loan and accrued loan interest.

YOUR VALUE IN OUR GIA. The amount you have in our GIA at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. We will credit the amount in our GIA with interest at rates we determine. We will determine such interest rates periodically in advance for unloaned and loaned amounts in our GIA. The rates may be different for unloaned and loaned amounts. Any change in the interest rates we determine will be as described in the "Changes in Policy Cost Factors" provision. Such interest rates will not be less than the minimum guaranteed interest rate shown on Page 3 of this policy. Once interest above the minimum guaranteed interest rate is credited, it is non-forfeitable except indirectly due to any surrender charges incurred. Interest accrues and is credited on unloaned amounts in the GIA daily. However, we will credit interest on any portion of the initial net premium allocated to our GIA from the Register Date if it is later than the date of receipt, provided the initial premium is at least equal to the minimum initial premium shown on Page 3 of the policy.

We credit interest on the loaned portion of our GIA daily. The interest rate we credit to the loaned portion of our GIA will be at an annual rate up to 1% less than the loan interest rate we charge. In no event will we credit less than the minimum guaranteed interest rate shown on Page 3 of this policy.

On each policy anniversary, and at any time you repay all of a policy loan, we allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our SA and the unloaned portion of our GIA in accordance with your premium allocation percentages.

YOUR VALUE IN THE INVESTMENT FUNDS OF OUR SA. The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund's unit value at that time.

Amounts allocated, transferred or added to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions. The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund's unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.


10-100-11                                                                PAGE 12

The unit value of an investment fund of our SA on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:

(a) is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c) is any charge for that day for taxes, amounts set aside as a reserve for taxes, or any operating expenses of our SA (including, without limitation, SEC registration fees and auditing fees).

The net asset value of an investment company's shares held in each investment fund shall be the value reported to us by that investment company.

--------------------------------------------------------------------------------
THE CASH SURRENDER VALUE OF THIS POLICY

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the amount in your Policy Account on that date minus any applicable surrender charge.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any outstanding policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the insured person is living. You may do this by sending us a written request for it and this policy to our Administrative Office. Your written request for cancellation or surrender must include the following:

1. A statement that makes it clear that you intend to surrender the policy;

2. The policy number of the policy to be surrendered;

3. The name of the insured person and your name (if other than the insured person) and address where proceeds should be mailed;

4. Your signature and, if required by a legally binding document of which we have an actual notice, the signature of a collateral assignee or other person having an interest in the policy through the legally binding document.

If this policy has a Cash Surrender Value and is being given up for its Net Cash Surrender Value, a completed withholding authorization must also be included with your written request. If this form is not provided to us with your written request for surrender, we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates. Withholding rules may also apply to other distributions under this policy.

We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. If the policy has been lost, stolen or destroyed, you must include a statement in the written request that the policy was lost, stolen or destroyed with an approximate date of when the policy was lost, stolen or destroyed. All insurance coverage under this policy ends on the date we receive your written request.

SURRENDER CHARGES. If you give up this policy for its Net Cash Surrender Value before the end of the tenth policy year, we will subtract a surrender charge from your Policy Account. A table of surrender charges for the initial base policy face amount is in the "Policy Information" section.

We will establish additional surrender charges for any increase in the base policy face amount that represents an increase over the previous highest base policy face amount. These charges will apply for ten years from the effective date of such increase. Changes in the base policy face amount resulting from a change in death benefit option will not be considered in computing the previous highest face amount.


10-100-13                                                                PAGE 13

If you reduce the base policy face amount before the end of the tenth policy year, we will deduct a proportionate amount of any applicable surrender charge from your Policy Account. If you reduce the base policy face amount within ten years following a face amount increase, we will also deduct a proportionate amount of any applicable surrender charge from your Policy Account. Reductions will first be applied against the most recent increase in the base policy face amount. They will then be applied to prior increases in the base policy face amount in the reverse order in which such increases took place, and then to the original base policy face amount.

Assuming you have not previously changed the base policy face amount, a proportionate surrender charge will be determined by dividing the amount of the reduction in base policy face amount by the initial base policy face amount of insurance, and then multiplying that fraction by the surrender charge immediately before the reduction. The proportionate surrender charge will not exceed the unloaned Policy Account at the time of the reduction. If a proportionate surrender charge is made, the surrender charges shown in the table in the "Policy Information" section will be reduced proportionately. We will not deduct a proportionate surrender charge if the reduction resulted from a change in death benefit option.

Any deductions for surrender charges will be made in accordance with the "Allocations" provision. We will send you a new "Policy Information" section in the event of an increase or a reduction in the base policy face amount, which will include any new surrender charges. It will become a part of this policy. We may require you to return this policy to our Administrative office to make a change.

We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this policy is delivered.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. Starting in the second policy year while this policy is in force and the age of the insured person is less than attained age 121, you may ask for a partial Net Cash Surrender Value withdrawal by written request to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum withdrawal amount shown on Page 3-Continued of this policy. We have the right to decline a request for a partial Net Cash Surrender Value withdrawal if this would cause the policy to fail to qualify as life insurance under applicable tax law, as interpreted by us. We will decline a request for a partial Net Cash Surrender Value withdrawal if this would cause a decrease in the base policy face amount to less than the minimum base policy face amount shown on Page 3 of this policy.

 A partial withdrawal will result in a reduction in the Cash Surrender Value and in your Policy Account equal to the amount withdrawn as well as a reduction in your death benefit. If the death benefit is Option A, and the death benefit minus the amount to be withdrawn is less than the base policy face amount, the base policy face amount will be reduced to the death benefit minus the amount to be withdrawn. If the death benefit is Option B, the base policy face amount will not be reduced. Under either death benefit option, the partial withdrawal will result in a reduction in your death benefit. The death benefit after the withdrawal will be determined as described in the "Base Policy Death Benefit" provision based on the Policy Account and the base policy face amount after the withdrawal. There will be no proportionate surrender charge due to a decrease in base policy face amount resulting from a partial withdrawal.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GIA and from your values in each of the investment funds of our SA. If you do not tell us, we will make the withdrawal on the basis of your monthly deduction allocation percentages then in effect. If we cannot make the withdrawal as indicated above, we will make the withdrawal based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

Such withdrawal and resulting reduction in the death benefit, in the Cash Surrender Value and in your Policy Account will take effect on the date we receive your written request at our Administrative Office. We will send you a new "Policy Information" section if a withdrawal results in a reduction in the face amount. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.


10-100-13                                                                PAGE 14

--------------------------------------------------------------------------------
HOW A LOAN CAN BE MADE

POLICY LOANS. You can take a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least the amount shown on Page 3-Continued of this policy. Any amount on loan is part of your Policy Account. We refer to this as the loaned portion of your Policy Account.

CARRY OVER LOANS. If this policy was issued based, in whole or in part, upon an exchange of another life insurance policy, any existing loan transferred from the exchanged policy as approved by us subject to our rules then in effect will be put into the loaned portion of your Policy Account. For purposes of determining any premium charge as shown in the Table of Maximum Deductions from Premium Payments in the "Policy Information" section, we will consider the transferred loan amount as premium received by us in consideration of issuing this policy. If a refund is made under the "Right to Examine Policy" provision, we will deduct any outstanding policy loan and accrued loan interest from that refund.

LOAN VALUE. The loan value on any date before attained age 75 of the insured person is 90% of the Cash Surrender Value on that date, and 100% thereafter. The amount of any new loan you take may not be more than the loan value, less any existing loan and accrued loan interest. If you request an increase to an existing loan, the additional amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the requested loan is to be allocated to your unloaned value in our GIA and your value in each investment fund of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GIA. Thus, when a loaned amount is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GIA.

LOAN INTEREST. Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination or (2) the minimum guaranteed interest rate shown on Page 3 of this policy plus 1% per year. "Published Monthly Average" means the Moody's Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which this policy is delivered.

We will determine the rate for each policy at regular intervals at least once every twelve (12) months but not more frequently than once in every three (3) month period. No change in the rate shall be less than 1/2 of 1% a year. We may increase the rate if the maximum rate as determined by clause (1) of the preceding paragraph exceeds the rate being charged by 1/2 of 1% or more. We will reduce the rate to or below the maximum rate as determined by clause (1) of the preceding paragraph if such maximum is lower than the rate being charged by 1/2 of 1% or more. We reserve the right to establish a rate lower than the maximum.

We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned values in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate then in effect.


10-100-15                                                                Page 15

When unpaid loan interest is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the interest so allocated and transfer that amount to the loaned portion of your Policy Account.

LOAN REPAYMENT. You may repay all or part of a policy loan at any time while the insured person is alive and this policy is in force.

Repayments will first be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. You may tell us how to allocate repayments above that amount among our GIA and the investment funds of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless at the beginning of a policy month the Net Policy Account Value is less than the total monthly deduction then due, if any. In that case, the "Grace Period" provision will apply.

A policy loan may have a permanent effect on your benefits under this policy even if it is repaid. During any period in which there is an outstanding loan, the interest rate we credit to the loaned portion of the Policy Account may be different than the rate we credit to the unloaned portion of the Policy Account. See the "Your Value in our GIA" provision.



--------------------------------------------------------------------------------
OUR SEPARATE ACCOUNT(S) (SA)

We established and we maintain our SA under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited to or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts. The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.

INVESTMENT FUNDS. Our SA consists of investment funds. Each fund may invest its assets in a separate class of shares of a designated investment company, or companies, or make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may from time to time make other investment funds available to you, or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment funds. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund. We also have the right to combine any two or more investment funds. The term investment fund in this policy shall then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.

We have the right to:

1. register or deregister any SA available under this policy under the Investment Company Act of 1940;

2. run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and


10-100-15                                                                Page 16

4. operate any SA available under this policy, or one or more of its investment funds, by making direct investments or in any other form. If we do so, we may invest the assets of such SA, or one or more of the investment funds, in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of the State of New York or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this policy is delivered.

If any of these changes results in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund we will, if you wish, transfer it at your written direction from that fund to another fund(s) of our SA or to our GIA, and you may then change your premium and deduction allocation percentages. There will be no charge for such a transfer.


--------------------------------------------------------------------------------
OUR ANNUAL REPORT TO YOU

For each policy year we will send you without charge a report for this policy that shows the current death benefit, the value you have in our GIA and in each investment fund of any SA available under this policy, the Cash Surrender Value and any policy loan with the current loan interest rate. It will also show the premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.


--------------------------------------------------------------------------------
HOW BENEFITS ARE PAID

The Insurance Benefit or your Net Cash Surrender Value withdrawals are paid immediately in one sum. Amounts paid will not be subject to the claims of creditors or to legal process, to the extent permitted by law.


--------------------------------------------------------------------------------
OTHER IMPORTANT INFORMATION

YOUR CONTRACT WITH US. This policy is issued in consideration of payment of a premium at least equal to the minimum initial premium payment shown in the "Policy Information" section. This policy, any riders or endorsements, and the attached copy of the initial application and all subsequent applications to change this policy, and all additional "Policy Information" sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

Only our Chairman of the Board, our President or one of our Vice Presidents can modify this policy or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.


POLICY CHANGES -- APPLICABLE TAX LAW. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Code or successor law. Therefore, we have reserved earlier in this policy the right to decline to accept premium payments, to decline to change death benefit options, to decline to change the face amount, or to decline to make partial withdrawals that, in our opinion, would cause this policy to fail to qualify as life insurance under applicable tax law. Further, we reserve the right to make changes in this policy or its riders (for example, in the percentages referred to in the "Base Policy Death Benefit" provision) or to require additional premium payments, or to make distributions from this policy or to change the face amount to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes. We also reserve the right to decline any change that may cause this policy to lose its ability to be tested for Federal income tax purposes under the 2001 Commissioners Standard Ordinary mortality tables.


10-100-17                                                                Page 17

CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (interest rates we credit to our GIA, cost of insurance rates, the premium charge, the administrative charge, and the mortality and expense risk charge) will be on a basis that is equitable to all policyholders of a given class, and will be determined based on reasonable assumptions as to expenses, mortality, policy and contract claims, taxes, investment income, and lapses. Any change in policy cost factors will never result in an interest crediting rate that is lower than that guaranteed in the policy, or policy charges that exceed the maximum policy charges guaranteed in the policy. Any change in policy cost factors will be on a prospective basis; that is, any change will be determined based on future anticipated or emerging experience.

WHEN THE POLICY IS INCONTESTABLE. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. However, in the absence of fraud, we will not contest the validity of this policy after it has been in effect during the lifetime of the insured person for two years from the date of issue shown in the "Policy Information" section.

We also have the right to contest the validity of any policy change or restoration based on material misstatements made in any application for that change or restoration. In the absence of fraud, we will not contest any policy change that requires evidence of insurability, or any restoration of this policy, after the change or restoration has been in effect for two years during the lifetime of the insured person.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are, in the absence of fraud, representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

FRAUD EXCEPTION. As used in this policy, fraud shall mean false statements, representations or warranties knowingly and intentionally provided, or caused to be provided, by any person involved in the procurement of any coverage or any change to existing coverage provided under the policy, for the purpose of inducing the company to accept a risk or assume a hazard it would otherwise not have so accepted or assumed. .

WHAT IF AGE OR SEX HAS BEEN MISSTATED? If the insured person's age or sex has been misstated on any application, and we become aware of this fact while the insured person is alive, we will not make any retrospective recalculation of the Policy Account. However, future monthly deductions from the Policy Account will be based upon the rates for the correct age and sex. If the insured person's age or sex has been misstated on any application, and we become aware of this fact on or after the date of death of the insured person, the death benefit and any benefits provided by riders to this policy will be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the rates for the correct age and sex.


HOW THE SUICIDE EXCLUSION AFFECTS BENEFITS. If the insured person commits suicide (while sane or insane) within two years after the date of issue shown in the "Policy Information" section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and accrued loan interest and minus any partial withdrawal of the Net Cash Surrender Value. If the insured person commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions and any monthly administrative charge deductions made for such increase.

If the insured person commits suicide (while sane or insane) within two years after the effective date of any policy restoration, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid on and after the effective date of restoration, minus any outstanding policy loan and accrued loan interest and minus any partial withdrawal of the Net Cash Surrender Value.

HOW WE MEASURE POLICY PERIODS AND ANNIVERSARIES. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the "Policy Information" section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

HOW, WHEN AND WHAT WE MAY DEFER. We may not be able to obtain the value of the assets of the investment funds of our SA if (1) the New York Stock Exchange is closed for trading; or (2) when the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical. During such times, as to amounts allocated to the investment funds of our SA, we may defer:


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1. Determination and payment of Net Cash Surrender Value withdrawals (except when used to pay premiums to us);

2. Determination and payment of any death benefit in excess of the face amount;

3. Payment of loans (except when used to pay premiums to us);

4. Determination of the unit values of the investment funds of our SA; and

5. Any requested transfer.

As to amounts allocated to our GIA, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount (except when used to pay premiums to us) for up to six months after we receive a request for it. We will allow interest at a rate that is not less than the minimum guaranteed interest rate shown on Page 3 of this policy on any Net Cash Surrender Value payment derived from our GIA that we defer for 30 days or more.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners Reserve Valuation Method.

We use the 2001 Commissioners Standard Ordinary Male or Female, Composite Ultimate Age Nearest Birthday Mortality Tables at attained ages 0-17, and the 2001 Commissioners Standard Ordinary Male or Female, Smoker or Non-Smoker Ultimate Age Nearest Birthday Mortality Tables at attained ages 18 and over, as the basis for determining maximum cost of insurance rates, net single premiums and minimum cash surrender values. We take account of the sex, attained age, and class of risk of the insured person. However, the maximum cost of insurance rates, net single premiums, and minimum cash surrender values for the base policy do not vary by class of risk of insured persons for risk classifications of Standard or better.

The minimum guaranteed interest rate we credit to the portion of your Policy Account in our GIA is shown on Page 3 of this policy.

For policies issued at attained ages 0-17, an insured person's cost of insurance rate is not based on that person's status as a tobacco user or non-tobacco user. Effective with the policy anniversary when that insured person reaches attained age 18, non-tobacco user cost of insurance rates will be charged for that person. That insured person may also be eligible for a more favorable risk classification, subject to our underwriting rules; see "Change in Risk Classification" provision. For policies issued at attained age 18 or over, an insured person's cost of insurance rate takes account of that person's status as a tobacco user or non-tobacco user.


CHANGE FROM TOBACCO USER RATES TO NON-TOBACCO USER RATES. If you are being charged tobacco user rates for an insured person attained age 18 or over, you may apply for non-tobacco user rates for that insured person. The change, if approved, may result in lower future cost of insurance rates beginning on the effective date of change to non-tobacco user rates. Upon request made to our Administrative Office, we will provide forms and instructions as to how you may apply for non-tobacco user rates.

The change will be based upon our general underwriting rules in effect at the time of application, and may include criteria other than tobacco use status as well as a definition of tobacco use different from that applicable at the time this policy was issued.

 The change to non-tobacco user rates, if approved, will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request. A copy of your application for the change will be attached to the new "Policy Information" section that we will issue when the change is made. The new section and the application for change will become part of this policy. We may require you to return this policy to our Administrative Office to make the change. This change may have adverse tax consequences.

The change to non-tobacco user rates will be contestable; however, in the absence of fraud, we will not contest the change after it has been in effect for two years during the lifetime of the insured person. In the event of a successful contest, the death benefit and any benefits provided by riders to this policy will be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at tobacco user rates.


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CHANGE IN RISK CLASSIFICATION. Any insured person attained age 18 or over may be eligible for a more favorable risk classification, if available. Upon request made to our Administrative Office, we will provide forms and instructions as to how you may apply for such a change. The change will be based upon our general underwriting rules in effect at the time of application, which may be different from those applicable at the time this policy was issued. This change, if approved, may result in lower future cost of insurance rates beginning on the effective date of the change.

The change in risk classification, if approved, will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request. A copy of your application for the change will be attached to the new "Policy Information" section that we will issue when the change is made. The new section and the application for change will become part of this policy. We may require you to return this policy to our Administrative Office to make the change. This change may have adverse tax consequences.

The change in risk classification will be contestable; however, in the absence of fraud, we will not contest the change after it has been in effect for two years during the lifetime of the insured person. In the event of a successful contest, the death benefit and any benefits provided by riders to this policy will be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the rates for the prior risk classification.

POLICY ILLUSTRATIONS. Upon request we will give you an illustration of the potential future benefits under this policy, based upon both guaranteed and current non-guaranteed cost factor assumptions. We will provide the first illustration requested in a policy year free of charge. We reserve the right to charge up to $25 for each additional illustration requested in a policy year.


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AXA EQUITABLE LIFE INSURANCE COMPANY




Home Office: 1290 Avenue of the Americas, New York, New York 10104

      This is a Flexible Premium Variable Life Insurance Policy. The Insurance Benefit is payable upon the death of the insured person while this policy is in force. You may pay premiums while the insured person is living and is not yet attained age 121. The values provided by this policy are based on declared interest rates and on the unit values of the investment funds of a Separate Account, which in turn depend on the investment performance of the securities held by such investment funds. They are not guaranteed as to dollar amount. This is a non-participating policy.



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